Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, and 333-64060) on
Form S-8 of Technitrol, Inc. of our report dated January 19, 2004, with respect to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 26, 2003 and December 27, 2002, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the years in the three-year period ended December 26, 2003, and the related financial statement schedule, which report appears in the December 26, 2003 annual report on Form 10-K of Technitrol, Inc. Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and a change in its method of accounting for equity compensation in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure.

                                                      /s/ KPMG LLP

Philadelphia, Pennsylvania
February 27, 2004